Exhibit 99.B (n) (2)

SCHEDULE A

TO THE

18F-3

MULTIPLE CLASS PLAN

AMENDED JUNE 17, 2004

SEI INSTITUTIONAL MANAGED TRUST

Large Cap Value Fund

Large Cap Growth Fund

Tax-Managed Large Cap Fund

Small Cap Value Fund

Small Cap Growth Fund

Tax-Managed Small Cap Fund

Core Fixed Income Fund

High Yield Bond Fund

Large Cap Disciplined Equity Fund

Small/Mid Cap Equity Fund